EXHIBIT 23.2

Consent Of Independent Registered Public Accounting Firm

Equus Total Return, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 13, 2017, relating to the financial statements and schedules, of Equus Total Return, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Houston, Texas

March 14, 2017